Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements No. 333-225531, No. 333-232764 and No. 333-233419 on Form S-3 and registration statements No. 333-210257, No. 333-182853 and No. 333-181477 on Form S-8 of XpresSpa Group, Inc. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated April 20, 2020, on our audits of the consolidated financial statements of XpresSpa Group, Inc. and subsidiaries as of December 31, 2019 and 2018, and for the years then ended, which report is included in the Annual Report on Form 10-K of XpresSpa Group, Inc. and subsidiaries for the year ended December 31, 2019.

/s/ CohnReznick LLP

April 20, 2020
Jericho, New York